Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Fourth Quarter and Year
End 2008 Financial Results
— Posts Record Sales: $78.7 Million for the Fourth Quarter and $287.1 Million for 2008 —
CYPRESS, CA — February 19, 2009 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced financial results for the fourth quarter and year ended December 31, 2008.
“Our record fourth quarter sales once again illustrated our strengths,” stated Paul Arling, UEI’s Chairman and CEO. “We are growing by winning new customers, expanding our existing customer relationships and introducing innovative products. Yesterday, we acquired Zilog’s universal remote control chip business. Consistent with our strategy, this transaction expands the breadth and depth of our customer base in both subscription broadcasting and original equipment manufacturers. The addition of Zilog’s remote control database and technology to our own further bolsters our market position in many areas, especially in Asia, and firmly establishes UEI as the worldwide leader in the market for wireless control.”
“Looking ahead, we will continue to build the business for the long term and invest in our unique assets: our technology, our database and our people. We will further our strategy to leverage our portfolio of brands, our solid financial position and our strong reputation to stay several steps ahead of our competitors. We provide the innovative wireless controls that serve the ever-changing trends in the industry and complexity of the home,” added Arling.
Quarterly Financial Results: Fourth Quarter 2008 Compared to Fourth Quarter 2007
•	Net sales were $78.7 million, compared to $66.2 million.
•	Business Category revenue was $65.1 million, compared to $48.1 million. The Business Category contributed 83% of total net sales, compared to 73%.

•	Consumer Category revenue was $13.6 million, compared to $18.2 million. The Consumer Category contributed 17% of total net sales, compared to 27%.
•	Gross margins were 32.2%, compared to 37.2%.
•	Total operating expenses were $17.5 million, compared to $16.6 million.
•	Net income was $5.8 million, or $0.42 per diluted share, compared to $6.1 million, or $0.40 per diluted share.
•	At December 31st, the cash and cash equivalents balance was $75.2 million.
Twelve-Month Period Financial Results Ended December 31: 2008 Compared to 2007
•	Net sales were $287.1 million, compared to $272.7 million.
•	Gross margins were 33.5%, compared to 36.4%.
•	Total operating expenses were $75.4 million, compared to $72.9 million.
•	Net income was $15.8 million, or $1.09 per diluted share, compared to $20.2 million, or $1.33 per diluted share.

Financial Outlook
Bryan Hackworth, UEI’s CFO, stated, “Our 2009 guidance incorporates a full year impact from new and expanded customer relationships that began in 2008, assumes a sluggish retail market and includes costs associated with the Zilog acquisition and some minor headcount reductions. Outside of a long-term protracted economic downturn, we do not expect to implement any dramatic changes to our current cost structure. Overall, we are very well positioned in the market and have a track record of performing well in challenging times. In 2009, we believe we will continue to deliver better solutions and secure increased market share.”
For the first quarter of 2009, net sales are expected to range between $63.5 million and $66.5 million, compared to $61.2 million in the first quarter of 2008. The company anticipates gross margins for the first quarter of 2009 will be approximately 32.0% percent of sales, plus or minus one point, compared to 35.5% of sales in the first quarter of 2008.
“Our gross margin projections for the first quarter of 2009 reflect the strengthening of the U.S. dollar versus the British pound and Euro; a lower contribution from our Consumer Category, which yields a higher gross margin than our Business Category; and consumers trending towards value oriented products that yield lower gross margins. However, we anticipate our gross margins will improve in 2009 through cost saving initiatives. In addition, we have new high-margin licensing agreements that we expect to close during 2009,” concluded Hackworth.
For the first quarter of 2009, operating expenses are expected to range from $20.0 to $20.5 million, and include employee stock based compensation charges of approximately $840,000 as well as approximately $800,000 to $1.0 million of deal expenses related to the company’s recent acquisition. Accordingly, earnings per diluted share for the first quarter of 2009, including the aforementioned expenses, are expected to range from $0.01 to $0.05. This compares to first quarter 2008 operating expenses of $19.1 million, which included approximately $1 million of employee stock based compensation charges and earnings per diluted share of $0.17.
Management expects full year 2009 net sales to grow between 0% and 5% from $287.1 million in the full year 2008. EPS is expected to grow between 0% and 8% over the $1.09 per diluted share earned in 2008.
Recent Highlights
•	Acquired from Zilog Inc. certain patents and other intellectual property and assets related to its universal remote control business, including Zilog’s full library and database of infrared codes and software tools, for approximately $9.5 million in cash.
•	Hired Dr. Norman Sheridan, Zilog’s Executive Vice President of Technology and Operations and CTO.

•	Hired personnel related to Zilog’s universal remote control business in the United States and Asia.
•	Introduced significant software upgrades to the NevoS70 and the NevoQ50 wireless home control devices during the 2009 International Consumer Electronics Show in January in Las Vegas.

Conference Call Information
UEI’s management team will hold a conference call today, Thursday, February 19, 2009 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its fourth quarter 2008 earnings results, review the quarterly activity and answer questions. To participate in the U.S. please dial 877-655-6895 and internationally dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 83798059. The live call can also be accessed over the Internet through UEI’s Web site at www.uei.com and will be available for replay for a year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 83798059.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™. For additional information, visit our web site at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the changes in wireless control and semiconductor market conditions and demand; technological and product development risks; the future performance of the acquired technologies; the timing and success of the Company’s integration of the patented and software technologies recently acquired with the Company’s existing technologies, including the successful transition of recently hired personnel and technology development; the ability to realize anticipated synergies from the Zilog acquired assets with the Company’s existing businesses; the ability to realize the anticipated benefits of intellectual property rights being acquired by the Company; the continued softness in our worldwide markets due to the current economic environment; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
— Tables Follow —

UNIVERSAL ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$75,238	$86,610
Accounts receivable, net	59,825	60,146
Inventories, net	43,675	34,906
Prepaid expenses and other current assets	3,461	1,874
Deferred income taxes	2,421	2,871

Total current assets	184,620	186,407
Equipment, furniture and fixtures, net	8,686	7,558
Goodwill	10,757	10,863
Intangible assets, net	5,637	5,700
Other assets	609	369
Deferred income taxes	7,246	6,388

Total assets	$217,555	$217,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,705	$29,382
Accrued sales discounts, rebates and royalties	4,848	4,671
Accrued income taxes	2,334	1,720
Accrued compensation	3,617	3,737
Other accrued expenses	6,813	6,567

Total current liabilities	62,317	46,077
Long-term liabilities:
Deferred income taxes	130	127
Income tax payable	1,442	1,506
Other long term liabilities	313	1,333

Total liabilities	64,202	49,043

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value, 50,000,000 shares authorized; 18,715,833 and 18,547,019 shares issued at December 31, 2008 and 2007, respectively	187	185
Paid-in capital	120,551	114,441
Accumulated other comprehensive income	750	11,221
Retained earnings	104,314	88,508

	225,802	214,355

Less cost of common stock in treasury, 5,070,319 and 3,975,439 shares at December 31, 2008 and 2007, respectively	(72,449)	(46,113)

Total stockholders’ equity	153,353	168,242

Total liabilities and stockholders’ equity	$217,555	$217,285

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UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$78,693	$66,222	$287,100	$272,680
Cost of sales	53,378	41,575	190,910	173,329

Gross profit	25,315	24,647	96,190	99,351

Research and development	1,858	2,159	8,160	8,820
Selling, general and administrative expenses	15,646	14,469	67,269	64,080

Operating expenses	17,504	16,628	75,429	72,900

Operating income	7,811	8,019	20,761	26,451
Interest income, net	(368)	(905)	(3,017)	(3,104)
Other (income) expense, net	(548)	127	(311)	(7)

Income before income taxes	8,727	8,797	24,089	29,562
Provision for income taxes	(2,894)	(2,665)	(8,283)	(9,332)

Net income	$5,833	$6,132	$15,806	$20,230

Earnings per share:
Basic	$0.43	$0.42	$1.13	$1.40

Diluted	$0.42	$0.40	$1.09	$1.33

Shares used in computing earnings per share:
Basic	13,638	14,565	14,015	14,410

Diluted	13,903	15,257	14,456	15,177

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UNIVERSAL ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006
Cash provided by operating activities:
Net income	$15,806	$20,230	$13,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,084	4,675	4,187
Provision for doubtful accounts	442	23	210
Provision for inventory write-downs	2,671	2,146	1,810
Deferred income taxes	(448)	219	(637)
Tax benefit from exercise of stock options	431	3,339	827
Excess tax benefit	(344)	(3,320)	(275)
Shares issued for employee benefit plan	633	631	529
Stock-based compensation	4,243	3,521	3,117
Write down of investment in private company	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,478)	(5,033)	(7,120)
Inventories	(12,219)	(9,194)	(280)
Prepaid expenses and other assets	(1,888)	837	1,459
Accounts payable and accrued expenses	15,557	3,982	2,546
Accrued income and other taxes	662	(2,119)	(2,681)

Net cash provided by operating activities	30,152	19,937	17,212

Cash used for investing activities:
Acquisition of equipment, furniture and fixtures	(5,945)	(4,802)	(4,057)
Acquisition of intangible assets	(1,475)	(1,381)	(1,011)

Net cash used for investing activities	(7,420)	(6,183)	(5,068)

Cash provided by (used for) financing activities:
Proceeds from stock options exercised	1,158	12,597	7,497
Treasury stock purchased	(26,689)	(14,519)	(2,589)
Excess tax benefit from stock-based compensation	344	3,320	275

Net cash provided by (used for) financing activities	(25,187)	1,398	5,183
Effect of exchange rate changes on cash	(8,917)	5,383	5,107

Net increase in cash and cash equivalents	(11,372)	20,535	22,434
Cash and cash equivalents at beginning of year	86,610	66,075	43,641

Cash and cash equivalents at end of year	$75,238	$86,610	$66,075

Supplemental Cash Flow Information — Income taxes paid were $8.2 million, $8.1 million and $8.7 million in 2008, 2007, and 2006, respectively.

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